UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 19, 2023

SHINECO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37776	52-2175898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

T1, South Tower, Jiazhaoye Square Chaoyang District, Beijing, People’s Republic of China	100062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (+86) 10-67084339

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SISI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets

On September 19, 2023, Shineco Life Science Group Hong Kong Co., Limited (“Shineco Life”), a company established under the laws of Hong Kong and a wholly owned subsidiary of Shineco, Inc. (the “Company” together with Shineco Life as the “Buying Parties”) closed the acquisition of 71.42% equity interest (the “Acquisition”) in Dream Partner Limited, a BVI corporation (“Dream Partner”), pursuant to previously announced stock purchase agreement (the “Agreement”) dated May 29, 2023, entered into by and among the Buying Parties, Dream Partner, Chongqing Wintus Group, a corporation incorporated under the laws of mainland China (“Wintus”) and certain shareholders of Dream Partner (the “Sellers,” together with Dream Partner and Wintus as the “Selling Parties”).

As the consideration for the Acquisition, the Company (a) paid the Sellers an aggregate cash consideration of $2,000,000 (the “Cash Consideration”); (b) issued certain shareholders, as listed in the Agreement, an aggregate of 10,000,000 shares of the Company’s restricted Common Stock (the “Shares”); and (c) transferred and sold to the Sellers 100% of the Company’s equity interest in Beijing Tenet-Jove Technological Development Co., Ltd. (the “Tenet-Jove Shares”).

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a form of which is filed herein as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on March 23, 2023, the Company received notice from the Listing Qualifications staff of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based on the previous 30 consecutive business days, the Company’s listed security no longer met the minimum $1 bid price per share requirement. In accordance with its Listing Rules, Nasdaq granted the Company 180 calendar days, or until September 18, 2023, to regain compliance. In order to regain compliance, the closing bid price of the Company’s common stock (the “Common Stock”), must have been at least $1 per share for a minimum of ten consecutive business days during this 180-day period. The Company’s Common Stock has not regained compliance with the minimum $1 bid price per share requirement as of that date. By letter dated September 6, 2023, the Company requested an extension of an additional 180 days in which to regain compliance.

On September 19, 2023, the Company received notice from Nasdaq indicating that, while the Company has not regained compliance with the minimum bid price requirement, staff of Nasdaq has determined that the Company is eligible for an additional 180-day period, or until March 18, 2024, to regain compliance. Staff’s determination was based on (i) the Company meeting the continued listing requirement for market value of our publicly held shares and all other applicable requirements for initial listing on the Capital Market, with the exception of the bid price requirement, and (ii) the Company’s written notice to Nasdaq of its intention to cure the deficiency during this second compliance period by effecting a reverse stock split, if necessary.

The Company will continue to monitor the closing bid price of its Common Stock and seek to regain compliance with all applicable Nasdaq requirements within the allotted compliance periods. If the Company does not regain compliance by March 18, 2024, Nasdaq will provide written notification that the Company’s securities will be delisted. The Company would then be entitled to appeal that determination to a Nasdaq hearings panel.

The Company intends to actively monitor the closing bid price of the Common Stock and will evaluate available options to regain compliance with the Minimum Bid Requirement. However, there can be no assurance that the Company will regain compliance with the Minimum Bid Requirement during the 180-day compliance period or maintain compliance with the other Nasdaq listing requirements.

Item 3.02. Unregistered Sales of Equity Securities.

The description of the Shares issued to certain shareholders in Item 1.01 of this Report is incorporated by reference into this Item 3.02. The Shares have been issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), which exempts transactions by an issuer not involving any public offering, or pursuant to Regulation S under the Securities Act to non-United States residents who are not a “U.S. person” as defined in Rule 902(k) of Regulation S and are not acquiring the Shares for the account or benefit of any U.S. person.

Exhibit Number	Description

10.1	Stock Purchase Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document and included as Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 20, 2023	SHINECO, INC.

	By:	/s/ Jennifer Zhan
	Name:	Jennifer Zhan
	Title:	Chief Executive Officer